EXHIBIT 10.29

Restricted Unit Grant

under the

Enterprise Products Company

2005 EPE Long-Term Incentive Plan

Date of Grant:	, 200

Name of Grantee:

Number of Units Granted:

Restricted Unit Grant Number:	200 -

EPE Holdings LLC (the “General Partner”) is pleased to inform you that you have been granted the number of Restricted Units set forth above under the Enterprise Products Company 2005 EPE Long-Term Incentive Plan (the “Plan”). A Restricted Unit is a Unit of Enterprise GP Holdings L.P. (the “Partnership”) that is subject to the forfeiture and non-transferability provisions set forth below in this Agreement (the “Restrictions”). The terms of the grant are as follows:

1. The Restricted Units shall become fully vested, i.e., not restricted, on the earlier of (i) the fourth anniversary of the Date of Grant set forth above (the “Vesting Date”) or (ii) a Qualifying Termination (as defined in Section 4 below). In the event you cease to be a Service Provider (as defined in Section 5 below) prior to the Vesting Date for any reason other than a Qualifying Termination, the Restricted Units shall automatically and immediately be forfeited and cancelled without payment on the date of such termination.

2. A certificate evidencing the Restricted Units shall be issued in your name, pursuant to which you shall have voting rights and shall be entitled to receive all distributions made by the Partnership on such Restricted Units free and clear of any Restrictions. The certificate shall bear the following legend:

The Units evidenced by this certificate have been issued pursuant to an agreement made as of                     , 200    , a copy of which is attached hereto and incorporated herein, between EPE Holdings LLC and the registered holder of the Units, and are subject to forfeiture to EPE Holdings LLC under certain circumstances described in such agreement. The sale, assignment, pledge or other transfer of the shares of Units evidenced by this certificate is prohibited under the terms and conditions of such agreement, and such Units may not be sold, assigned, pledged or otherwise transferred except as provided in such agreement.

The General Partner may cause the certificate to be delivered upon issuance to the Secretary of the General Partner as a depository for safekeeping until the forfeiture occurs or the Restrictions lapse pursuant to the terms of this Agreement. Upon request of the General Partner, you shall deliver to the General Partner a unit power, endorsed in blank, relating to the Restricted

Units then subject to the Restrictions. Upon the lapse of the Restrictions without forfeiture, the General Partner shall cause a certificate or certificates to be issued without legend in your name in exchange for the certificate evidencing the Restricted Units.

3. None of the Restricted Units are transferable (by operation of law or otherwise) by you, other than by will or the laws of descent and distribution. If, in the event of your divorce, legal separation or other dissolution of your marriage, your former spouse is awarded ownership of, or an interest in, all or part of the Restricted Units granted hereby to you (the “Awarded Units”), the Awarded Units shall automatically and immediately be forfeited and cancelled without payment on such date.

4. If you cease to be a Service Provider due to your (i) death or (ii) being disabled (as determined by the Plan’s Committee, in its sole discretion), the Restricted Units shall automatically vest in full upon such termination, each of such events (i) and (ii) above being a Qualifying Termination.

5. Your status as a Service Provider shall continue as long as you remain a Director or an Employee. Nothing in this Agreement or in the Plan, however, shall confer any right on you to continue as a Service Provider.

6. Notwithstanding any other provision of this Agreement, the General Partner shall not be obligated to deliver to you any unrestricted Units if counsel to the General Partner determines such delivery would violate any law or regulation of any governmental authority or agreement between the General Partner or the Partnership and any national securities exchange upon which the Units are listed or any policy of the General Partner or any Affiliate of the General Partner.

7. To the extent that the grant or vesting of a Restricted Unit or payment of a distribution thereon results in the receipt of compensation by you with respect to which the Company or an Affiliate has a tax withholding obligation pursuant to applicable law, unless other arrangements have been made by you that are acceptable to the Company or such Affiliate, you shall deliver to the Company or the Affiliate such amount of money as the Company or the Affiliate may require to meet its withholding obligations under such applicable law. No issuance of an unrestricted Unit shall be made pursuant to this Agreement until you have paid or made arrangements approved by the Company or the Affiliate to satisfy in full the applicable tax withholding requirements of the Company or Affiliate with respect to such event.

8. This grant shall be governed by, and construed in accordance with, the laws of the State of Texas, without regard to conflicts of laws principles thereof.

9. These Restricted Units are subject to the terms of the Plan, which is hereby incorporated by reference as if set forth in its entirety herein, including, without limitation, the ability of the Plan’s Committee, in its discretion, to amend your Restricted Unit award without your approval. In the event of a conflict between the terms of this Agreement and the Plan, the Plan shall be the controlling document. Capitalized terms which are used, but are not defined, in this award agreement have the respective meanings provided for in the Plan.

EPE HOLDINGS LLC

By:
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